Filed Pursuant to Rule 433
Registration Statement No. 333-218604-2
September 5, 2017

September 2017 - Credit Suisse Market-Linked Notes

Please find the summary of the indicative terms for our September offerings below. All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our September offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Indications Due By 9/20/2017 4:00 PM EST

BROKERAGE OFFERINGS
INCOME/CASH FLOW ALTERNATIVES
3 Year SPDR® S&P® Biotech ETF and the Technology Select Sector SPDR® Fund Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 10.00% and 11.00% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BFX6	SPDR® S&P® Biotech ETF and the Technology Select Sector SPDR® Fund	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[10.00-11.00]%	2.00%	U2269	U2269	9/22/17	9/29/17	9/29/20

3 Year Russell 2000® Index and the Euro Stoxx 50® Index Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 7.00% and 8.00% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BFZ1	Russell 2000® Index and Euro Stoxx 50® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[7.00-8.00]%	2.00%	U2271	U2271	9/22/17	9/29/17	9/29/20
GROWTH ALTERNATIVES
18 Month S&P 500® Index and the Russell 2000® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 7.00% and 8.00%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BGA5	S&P 500® Index and Russell 2000® Index	Approximately 75% of Initial Level; European Knock-In	[7.00-8.00]%	1.50%	T1097	T1097	9/22/17	9/29/17	3/29/19

18 Month iShares® MSCI Emerging Markets ETF and the Euro Stoxx 50® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 9.30% and 10.30%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BG72	iShares® MSCI Emerging Markets ETF and Euro Stoxx 50® Index	Approximately 75% of Initial Level; European Knock-In	[9.30-10.30]%	1.50%	T1095	T1095	9/22/17	9/29/17	3/29/19
6 Year S&P 500® Index and the Russell 2000® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 46.50% and 51.50%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BG31	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[46.50-51.50]%	3.25%	T1092	T1092	9/22/17	9/29/17	9/29/23
FEE BASED OFFERINGS
INCOME/CASH FLOW ALTERNATIVES
3 Year SPDR® S&P® Biotech ETF and the Technology Select Sector SPDR® Fund Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 12.00% and 13.00% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BFY4	SPDR® S&P® Biotech ETF and the Technology Select Sector SPDR® Fund	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[12.00-13.00]%	0.00%	U2270	U2270	9/22/17	9/29/17	9/29/20
3 Year Russell 2000® Index and the Euro Stoxx 50® Index Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 8.50% and 9.50% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BG23	Russell 2000® Index and Euro Stoxx 50® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[8.50-9.50]%	0.00%	U2272	U2272	9/22/17	9/29/17	9/29/20

GROWTH ALTERNATIVES
18 Month S&P 500® Index and the Russell 2000® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 8.80% and 9.80%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP(s)	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BGB3	S&P 500® Index and Russell 2000® Index	Approximately 75% of Initial Level; European Knock-In	[8.80-9.80]%	0.00%	T1098	T1098	9/22/17	9/29/17	3/29/19
18 Month iShares® MSCI Emerging Markets ETF and the Euro Stoxx 50® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 11.20% and 12.20%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP(s)	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BG80	iShares® MSCI Emerging Markets ETF and Euro Stoxx 50® Index	Approximately 75% of Initial Level; European Knock-In	[11.20-12.20]%	0.00%	T1096	T1096	9/22/17	9/29/17	3/29/19
6 Year S&P 500® Index and the Russell 2000® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 51.50% and 56.50%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP(s)	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BG49	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[51.50-56.50]%	0.00%	T1093	T1093	9/22/17	9/29/17	9/29/23

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

*All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our September offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this structured product offering list relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-877-927-7335.